Exhibit 10.2

CRIIMI MAE Inc.

11200 Rockville Pike, Suite 400

Rockville, MD 20852

August 26, 2003

David B. Iannarone

15600 Copperfield Road

Darnestown, MD 20874

Dear Mr. Iannarone:

On behalf of CRIIMI MAE Inc. (the “Company”), we are delighted to offer you (“you”) continued employment in the position of Executive Vice President — Legal and Deal Management of the Company and as an employee of CRIIMI MAE Management, Inc. (the “Employer”, together with the Company, “CRIIMI”), in accordance with and pursuant to the following terms and conditions of this letter (the “Agreement”):

Provision	Agreement

1. Effective Date	August 26, 2003 (the “Effective Date”).

2. Term

For the avoidance of doubt, the termination of your Employment Agreement between you and the Company, dated July 25, 2001 as amended did not result in your termination of employment with CRIIMI and as such you shall be treated as a continuing employee for purposes of all employee benefit plans, paid time off, option and restricted stock agreements with no break in service; provided, that, if you ever become eligible for any severance or termination pay from the Company which is based on your length of service, for purposes of calculating any such severance or termination pay, you shall be deemed to have commenced employment with CRIIMI on the Effective Date with no prior service credit.

The term of your employment under this Agreement (the “Term”) shall commence on the Effective Date and shall have no specific time period and you shall be an “at will” employee of CRIIMI such that CRIIMI or you may terminate your employment with CRIIMI at any time and for any reason (or no reason).  Upon your termination of employment with CRIIMI, if requested by the Chairman or the President of the Company, you shall resign all other officerships and directorships you hold with CRIIMI and their affiliates.

3. Position, Reports and Duties

During the Term, you shall serve as an employee of the Employer and as the Executive Vice President of Legal and Deal Management of the Company and shall report to the President and Chief Operating Officer of the Company (the “COO”).  You shall have those powers and duties normally associated with your position and such other powers and duties as may be prescribed by the COO and/or the Board of Directors of the Company (the “Board”).  You shall devote all of your working time, attention and energies to the performance of your duties for CRIIMI.

4. Base Salary

Beginning on the Effective Date and through December 31, 2003, you shall be paid a base salary of $39,000 (not subject to decrease) per month (pro rated for partial months) to be paid in accordance with the CRIIMI’s payroll practices.  Commencing on January 1, 2004, you shall be paid a base salary of $300,000 annually, subject to annual increase (but not decrease) by CRIIMI, to be paid in accordance with CRIIMI’s payroll practices (“Base Salary”).

5. Annual Bonus Target

Commencing on January 1, 2004 and for each calendar year thereafter during the Term, you shall be eligible for an annual bonus upon the achievement of objective financial goals established by CRIIMI (the “Annual Bonus”) prior to the start of each calendar year during the Term.   CRIIMI shall establish the target amount of the Annual Bonus for which you are eligible prior to the start of each calendar year during the Term.

For the 2003 calendar year, you shall be paid a guaranteed Annual Bonus of $54,707.  Provided you are still employed by CRIIMI, your guaranteed minimum Annual Bonus for the 2004, 2005 and 2006 calendar years shall be $100,000.

Any such Annual Bonus earned during a calendar year shall be paid at such time as CRIIMI customarily pays annual bonuses, but you shall receive the entirety of the Annual Bonus to which you are entitled if you are employed with CRIIMI as of December 31 of such calendar year.

If your employment is terminated (i) by CRIIMI for any reason other than Cause (as defined below) or (ii) due to your death or permanent and total disability within the meaning of Section 22(e)(3)

of the Internal Revenue Code of 1986, as amended (the “Code”), you shall be paid a pro-rated portion of your guaranteed minimum Annual Bonus for the year of termination based on the number of days you worked during the relevant calendar year divided by 365 or 366 in the case of a leap year (e.g., if you are terminated without Cause by CRIIMI on April 30, 2005, you shall be paid a pro-rated portion of the guaranteed minimum Annual Bonus that would have been paid for the year of termination equal to $100,000 X 120/365 or $32,876.71).

If your employment should be terminated by you for any reason or by CRIIMI for Cause during any calendar year, no Annual Bonus, including a guaranteed minimum Annual Bonus, will be paid for such calendar year or any future calendar year.

6. Restricted Stock

On the Effective Date, or as soon as feasible thereafter, subject to the approval of the Compensation and Stock Option Committee of the Board of Directors of the Company (the “Committee”), you shall be granted a restricted stock award of common stock, $.01 par value per share, of the Company (“Common Stock”) in an amount of whole shares equal to 13,055 (the “2003 Stock Award”).  The 2003 Stock Award shall be granted under the terms of the Company’s stock incentive plan as evidenced by a restricted stock award agreement substantially in the form attached hereto as Exhibit A.  The Company shall use its best efforts to have the Committee approve the 2003 Stock Award by September 5, 2003.

Provided you are still then employed by CRIIMI, on each of December 31, 2004, December 31, 2005 and December 31, 2006, subject to the approval of the Committee, you shall be granted a stock award in an amount of whole shares (fractional shares to be settled in cash) equal to $50,000 divided by the closing price of the Common Stock on the relevant December 31 (the “Additional Awards”).  Each such Additional Award shall vest as to 33-1/3% of the shares subject thereto on each of the first three anniversaries of the date of grant of the relevant Additional Award; provided, that, you are still then employed by CRIIMI on the relevant vesting dates.

If your employment is terminated at any time due to your death or permanent and total disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) or your employment is terminated by CRIIMI without Cause, then, with respect to each Additional Award that has been granted to you prior to such date of termination of employment, all restrictions on any such Additional Award(s) shall automatically lapse as of such date.  If your employment with CRIIMI terminates for any other reason, each Additional Award, or portion thereof, still subject to restriction, shall be forfeited.

For purposes of this Agreement, CRIIMI shall have “Cause” to terminate your employment upon your (i) conviction of, or plea of guilty or nolo contendere to, a felony; or (ii) material breach of the Agreement which is not cured, if curable, within ten (10) days following CRIIMI’s written notice to you of the event giving rise to such breach; or (iii) willful misconduct that is materially injurious to CRIIMI; or (iv) habitual drug or alcohol use which materially impairs your ability to perform your duties for CRIIMI; or (v) engaging in fraud, embezzlement or any other illegal conduct with respect to CRIIMI or any of their affiliates which is materially injurious to CRIIMI.

7. Employee Benefits

During the Term, you shall be eligible to participate in all of CRIIMI’s benefit plans, in accordance with their terms, at a level equal to or greater than that made available to all other executives or employees of CRIIMI generally, except the Chief Executive Officer and President and COO.

8. Termination

Except as provided in Sections 5 and 6 of this Agreement and the Letter Agreement dated August 26, 2003, between you and the Company (the “Letter Agreement”), upon your termination of employment with CRIIMI for any reason, you shall be paid any earned, but yet unpaid Base Salary through the date of termination of employment with CRIIMI, all accrued, but unused vacation pay through the date of termination of employment with CRIIMI and you shall not receive any other payments or benefits from CRIIMI except as otherwise required by (i) applicable law; (ii) the terms and conditions of any CRIIMI employee benefit or compensation plans (other than as noted in Section 2); or (iii) any other CRIIMI policy or practice (e.g., officer indemnification).

9. Governing Law	This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of the State of Maryland without regard to principles of conflicts of laws.

10. Miscellaneous	(a) Counterparts. This Agreement may be executed in two or more-counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(b)  Entire Agreement.  Except for the Letter Agreement, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter.  Except for the Letter Agreement, any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, the Employment Agreement between the Company and you, dated as of July 25, 2001, as amended is hereby terminated and canceled as of the Effective Date.

(c) Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

(d) Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

11. D&O Insurance

During the Term, you shall be covered by any directors and officers insurance the Company maintains from time to time by the Company for its directors and officers.  In addition, you shall be entitled throughout the Term in your capacity as an officer and/or director of the Company the benefit of the indemnification provisions contained in the Certificate of Incorporation and/or By-laws of the Company as in effect from time to time, to the extent not prohibited by applicable law at the time of the assertion of any liability against you.

12. Resignation	Intentionally Left Blank.

13. Place of Performance

Your principal place of employment shall transition from the Company’s offices in Rockville, Maryland to the Company’s offices in New York, New York.  At such time as you are requested to relocate to the New York City metropolitan area, the Company agrees to reimburse you for the reasonable third party out-of-pocket moving expenses actually incurred by you in your relocation from the State of Maryland to the State of New York.  For the avoidance of doubt, this shall include the cost of moving yourself and your immediate family to New York, up to two house hunting trips, the cost of moving your household effects to New York, brokerage commissions and other customary fees paid or incurred on the sale of your existing house and other amounts agreed to among the parties, but it shall not include a housing allowance or reimbursement for expenses associated with maintaining your existing house, unless otherwise agreed by the parties.  Your failure to relocate to the New York City metropolitan area shall give CRIIMI “Cause” to terminate your employment.

If you are in agreement with the terms and conditions of this Agreement, please execute and date both copies and return one to me at the address set forth above.

Sincerely,

CRIIMI MAE Inc.

/s/ Barry S. Blattman
Barry S. Blattman
Chairman/President/CEO

CRIIMI MAE Management, Inc.

/s/ Barry S. Blattman
Barry S. Blattman
Chairman/President/CEO

Signatures Continue on Following Page

Accepted and agreed to:

/s/ David B. Iannarone	August 26, 2003
David B. Iannarone	Date